SUBSIDIARIES

Name	State of Organization

Kuvera LLC	Utah

SAFETEK LLC	Utah

United Games LLC	Utah

United League LLC	Utah

Kuvera France	France

Investment Tools and Training, LLC	Utah

Razor Data, L.L.C.	Utah